Exhibit 99.1


                 CONSENT OF HENRY CIOCCA - NOMINEE FOR DIRECTOR

         I hereby consent to serve as a member of the Board of Directors of Viper Motorcycle Company (the "Company") if I am so elected. I also consent to the reference to me as a nominee for Director in the Registrant Statement of the Company on Form SB-2 (File No. 333-116396), including any and all amendments thereto.

Dated:  August 11, 2004



/s/ HENRY CIOCCA
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Henry Ciocca